Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 16, 2007, relating to the financial statements of Kendle International Inc. (the “Company”) (which expresses an unqualified opinion on the Company’s consolidated financial statements and includes an explanatory paragraph referring to the Company’s change effective January 1, 2006 in its accounting for stock based compensation), and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2006, and of our report dated November 1, 2006 relating to the financial statements of the Phase II-IV Clinical Services Business as of October 20,2004 and for the period from January 1, 2004 to October 20, 2004 appearing in the Company’s current report on Form 8-K/A filed on November 1, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 21, 2007